Exhibit 99.1

Nuvilex Contracts with Austrianova for cGMP-Compliant Cell-in-a-Box® Encapsulation of Cells for Clinical Trials

Manufacturing Agreement Signed by Nuvilex and Austrianova

SILVER SPRING, MD, March 20, 2013 (GLOBE NEWSWIRE) -- Nuvilex, Inc. (OTCQB: NVLX), an international biotechnology company providing cell and gene therapy solutions for the treatment of diseases, announced today that it has contracted with Austrianova Singapore (Austrianova), a subsidiary of SG Austria in which Nuvilex is a partial owner, to perform the cGMP (Good Manufacturing Practices)-compliant encapsulation of live cells to be used for Nuvilex’s clinical trials in patients with advanced, inoperable pancreatic cancer and associated conditions and other types of cancer. A manufacturing agreement that covers all aspects of the production of the encapsulated live cells has been signed by Nuvilex and Austrianova.

An initial payment has been made by Nuvilex to Austrianova as part of a “set-up fee” to encapsulate the live cells required by Nuvilex for use in its clinical trials. Austrianova was contracted to perform the encapsulation because it developed and matured the entire Cell-in-a-Box® cellulose-based live-cell encapsulation process. Austrianova is considered the world’s foremost expert in this unique and proprietary technology.

The Cell-in-a-Box® encapsulation of live cells capable of converting the anticancer prodrug ifosfamide into its cancer-killing form will be performed at Austrianova’s manufacturing facilities being established in Thailand. The cells that will be encapsulated are those that result from the cell cloning currently underway by Nuvilex at Inno Biologics’ facilities in Malaysia. The capsules containing the live cancer prodrug-activating cells will be implanted in patients with advanced, inoperable pancreatic cancer and, together with ifosfamide, will form Nuvilex’s novel treatment for this deadly disease. In addition, the encapsulated cells will be used in connection with Nuvilex’s planned clinical trials that are related to pancreatic and other forms of cancer. All steps of the encapsulation process will strictly adhere to cGMP-standards.

The CEO and President of Nuvilex, Kenneth L. Waggoner, commented, “The signing of the manufacturing agreement with Austrianova for the cGMP-compliant encapsulation of the live cells that will be used in our late-phase clinical trials in patients with advanced, inoperable pancreatic cancer and for other newly planned clinical trials represents an indispensable step as Nuvilex continues to prepare for conducting these essential trials. Austrianova is the only company in the world with the ‘in-house’ knowledge to perform the cellulose-based live-cell encapsulation process known as ‘Cell-in-a-Box®’. We are very pleased that Professor Dr. Walter H. Günzburg and Dr. Brian Salmons, who developed the Cell-in-a-Box® technology, have agreed to work closely with us in our endeavors.”

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About Nuvilex:

Nuvilex is a biotechnology company focused on developing and preparing to commercialize treatments for cancer and diabetes based upon a proprietary cellulose-based live-cell encapsulation technology, known as Cell-in-a-Box®. This unique and patented technology will be used as a platform upon which treatments for several types of cancer, including advanced, inoperable pancreatic cancer, and diabetes are being built. Nuvilex’s treatment for pancreatic cancer involves the widely used anticancer prodrug, ifosfamide, together with encapsulated live cells which convert ifosfamide into its active or “cancer-killing” form. Nuvilex is also involved in clinical trials related to other aspects of pancreatic and other forms of cancer. Nuvilex’s subsidiary, Medical Marijuana Sciences, Inc., is dedicated to the development of cancer treatments based upon chemical constituents of marijuana known as cannabinoids. To do so, it will examine ways to exploit the benefits of Cell-in-a-Box® technology in optimizing the anticancer effectiveness of cannabinoids against cancers while minimizing or outright eliminating the debilitating side effects usually associated with cancer treatments. This provides Medical Marijuana Sciences a unique opportunity to develop “green” approaches to fighting deadly cancers, such as those of the pancreas, brain, breast and prostate, that affect hundreds of thousands of individuals worldwide every year.

Safe Harbor:

This press release may contain forward-looking statements regarding Nuvilex and its future events and results that involve inherent risks and uncertainties.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions, as they relate to Nuvilex or its management, are intended to identify forward-looking statements.  Important factors, many of which are beyond the control of Nuvilex, that could cause actual results to differ materially from those set forth in the forward-looking statements include Nuvilex’s ability to continue as a going concern, delays in clinical trials or flaws or defects regarding its products, changes in relevant legislation or regulatory requirements, uncertainty of protection of Nuvilex’s intellectual property and Nuvilex’s continued ability to raise capital.  Nuvilex does not assume any obligation to update any of these forward-looking statements.

More information about Nuvilex and Medical Marijuana Sciences can be found at www.nuvilex.com and www.medicalmarijuanasciences.com. It can also be obtained by contacting Investor Relations.

Investor Relations Contacts:

Marlin Molinaro

Marmel Communications, LLC

Telephone: 702.434.8692

mmolinarofc@aol.com

Dillon Heins

CorProminence, LLC

Telephone: 218.839.9051

dillonh@corprominence.com

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